Exhibit 10.62

Terms and Conditions of the Alimera Sciences, Inc.
2019 Non-Employee Director Compensation Program

Element	Description
Board Retainer	• $40,000 annual cash Board retainer
Chairman of the Board	• $45,000 annual cash retainer
Lead Independent Director	• $15,000 annual cash retainer
Committee Member (Non-Chair) Additional Annual Cash Retainer	• $10,000 for Audit Committee; • $7,000 for Compensation Committee; • $4,000 for Nominating & Governance Committee
Committee Chair Additional Annual Cash Retainer (includes amount for serving on Committee plus additional amount for serving as Chair)	• $20,000 for Audit Committee • $15,000 for Compensation Committee • $8,000 for Nominating & Governance Committee
Equity Compensation
•    Annual grant for 50,000 stock options with a ten-year term and vest in equal monthly vesting installments over one year

➢    Option grants at the annual shareholder meeting (June), which is the beginning of the director “service year”
➢    New directors are provided a pro-rata annual grant for service until the end of the current director “service year”
➢    Directors to have three years to exercise vested options after leaving Board
➢    Vesting accelerates in the event of a change in control of the Company or the director’s death or disability